UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
November 4, 2015

Remy International, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-13683	47-1744351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Corporation Drive
Pendleton, IN 46064
(Address of principal executive offices, including zip code)

(765) 778-6499
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On November 4, 2015, Remy International, Inc. (“Remy”) issued a press release to announce that on November 4, 2015, the Ministry of Commerce of the People’s Republic of China provided written notice, dated November 3, 2015, that it had approved the proposed acquisition (the “Transaction”) of Remy by BorgWarner Inc. (“BorgWarner”). Such approval was the last of the regulatory approvals sought in connection with the Transaction.
As previously announced by Remy, on September 22, 2015, Remy’s stockholders adopted the Agreement and Plan of Merger, dated as of July 12, 2015 (the “Merger Agreement”), by and among Remy, BorgWarner and Band Merger Sub, Inc. at a special meeting of Remy’s stockholders called for such purpose.
Remy currently expects that the closing of the Transaction will occur on November 10, 2015, subject to the satisfaction or waiver of the remaining customary conditions to closing set forth in the Merger Agreement, which include (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (b) each party’s compliance with its agreements and covenants contained in the Merger Agreement and (c) the absence of any law, ordinance, rule, regulation, order, judgment or decree being in effect that restrains or enjoins, or otherwise prohibits or makes illegal, the consummation of the Transaction.
In the event that the closing for the Transaction occurs prior to the close of business on November 11, 2015, holders of Remy common stock prior to the closing of the Transaction will not be entitled to receive the Remy dividend otherwise payable on November 25, 2015.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
99.1	Press release issued by Remy International, Inc. dated November 4, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remy International, Inc.

Date: November 4, 2015	By:	/s/ John J. Pittas
	Name:	John J. Pittas
	Title:	President and CEO

EXHIBIT INDEX

Exhibit	Description
99.1	Press release issued by Remy International, Inc. dated November 4, 2015

4